EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-59961 of TXU Corp. on Form S-8 of our report dated June 22, 2001, appearing in this Annual Report on Form 11-K of the TXU Thrift Plan (Formerly the Employee's Thrift Plan of the Texas Utilities Company System) for the year ended December 31, 2000.




DELOITTE & TOUCHE LLP

Dallas, Texas
June 29, 2001